Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2012 RESULTS

Revenues Rise 16% to $556 Million

NEW YORK, November 28, 2012 — J.Crew Group, Inc. today announced financial results for the three months and the nine months ended October 27, 2012.

On March 7, 2011, J.Crew was acquired by investment funds affiliated with TPG Capital, L.P. and Leonard Green & Partners, L.P. Although the Company continued as the same legal entity after the acquisition, last year’s financial statements were prepared for the following periods: (i) March 8, 2011 to October 29, 2011 (Successor) and (ii) January 30, 2011 to March 7, 2011 (Predecessor). To facilitate a meaningful comparison of our results, we have presented a pro forma statement of operations for the first nine months of fiscal 2011, which reflects the combination of the Successor and Predecessor periods, giving effect to the acquisition and related transactions as if they occurred on the first day of the fiscal year. The results of the third quarter of fiscal 2011 have not been prepared on a pro forma basis, as the transaction was effective prior to the first day of the quarter.

Third Quarter highlights:

•

Revenues increased 16% to $555.8 million, with comparable company sales increasing 10%. Comparable company sales increased 5% in the third quarter last year. Store sales increased 17% to $391.7 million. Store sales increased 10% in the third quarter last year. Direct sales increased 13% to $156.8 million following an increase of 18% in the third quarter last year.

•	Gross margin increased to 47.3% from 42.1% in the third quarter last year. Last year included amortization of inventory step-up from purchase accounting of $5.8 million.

•

Selling, general and administrative expenses increased to $188.6 million, or 33.9% of revenues, from $143.9 million, or 30.0% of revenues, in the third quarter last year. This year reflects additional share-based and incentive compensation of $8.3 million. Last year included transaction-related net insurance recoveries of $3.6 million.

•

Operating income increased to $74.5 million, or 13.4% of revenues, compared to $57.9 million, or 12.1% of revenues, in the third quarter last year. Operating income last year was negatively impacted by amortization of inventory step-up, partially offset by transaction-related net insurance recoveries noted above.

•

Net income was $33.2 million compared to $21.6 million in the third quarter last year. Net income last year included the after-tax effect of the amortization of inventory step-up and transaction-related net insurance recoveries noted above.

•

Adjusted EBITDA increased to $98.9 million from $83.8 million in the third quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (5).

First Nine Months highlights:

•

Revenues increased 20% to $1,584.8 million, with comparable company sales increasing 13%. Comparable company sales increased 2% in the first nine months of last year. Store sales increased 22% to $1,129.8 million. Store sales increased 4% in the first nine months of last year. Direct sales increased 16% to $434.1 million following an increase of 12% in the first nine months of last year.

•	Gross margin increased to 46.7% from 43.1% in the first nine months of last year.

•

Selling, general and administrative expenses increased to $527.4 million, or 33.3% of revenues, from $418.4 million, or 31.6% of revenues, in the first nine months of last year. This year reflects additional share-based and incentive compensation of $25.0 million.

•	Operating income increased to $212.2 million, or 13.4% of revenues, compared to $152.6 million, or 11.5% of revenues, in the first nine months of last year.

•	Net income was $85.9 million compared to $46.5 million in the first nine months of last year.

•

Adjusted EBITDA increased to $289.2 million compared to $222.8 million in the first nine months of last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (6).

Balance Sheet highlights:

•	Cash and cash equivalents were $195.7 million compared to $142.7 million at the end of the third quarter last year.

•

Total debt was $1,585 million, consisting of the seven-year senior secured term loan of $1,185 million and the eight-year senior unsecured notes of $400 million, compared to $1,597 million at the end of the third quarter last year.

•	Inventories were $348.6 million compared to $291.7 million at the end of the third quarter last year. Inventories and inventories per square foot increased 19% and 11%, respectively.

Subsequent Event

Superstorm Sandy struck the East Coast on October 29, 2012, resulting in (i) personal property damage in three of our stores, one of which will remain closed indefinitely and (ii) temporary closures of 131 additional stores for periods of one to fourteen days. We believe the impact on revenues will not be material to the results of the fourth quarter.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibits (5) and (6).

Conference Call Information

A conference call to discuss third quarter results is scheduled for tomorrow, November 29, 2012, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until December 6, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 403785.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 28, 2012, the Company operates 294 retail stores (including 241 J.Crew retail stores, eight crewcuts stores and 45 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 106 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the statements regarding our estimated impact on revenues as a result of Superstorm Sandy and projected store count and square footage in Exhibit (7) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011

Net sales:
Stores	$391,720	$334,483
Direct	156,786	138,544

Other	7,302	6,548

Total revenues	555,808	479,575

Cost of goods sold, including buying and occupancy costs	292,738	277,806

Gross profit	263,070	201,769
As a percent of revenues	47.3%	42.1%

Selling, general and administrative expenses	188,569	143,876
As a percent of revenues	33.9%	30.0%

Operating income	74,501	57,893
As a percent of revenues	13.4%	12.1%

Interest expense, net	24,089	25,349

Income before income taxes	50,412	32,544

Provision for income taxes	17,233	10,944

Net income	$33,179	$21,600

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	First Nine Months Fiscal 2012	Pro forma First Nine Months Fiscal 2011

Net sales:
Stores	$1,129,769	$926,706
Direct	434,167	374,860

Other	20,882	22,480

Total revenues	1,584,818	1,324,046

Cost of goods sold, including buying and occupancy costs	845,223	753,050

Gross profit	739,595	570,996
As a percent of revenues	46.7%	43.1%

Selling, general and administrative expenses	527,357	418,422
As a percent of revenues	33.3%	31.6%

Operating income	212,238	152,574
As a percent of revenues	13.4%	11.5%

Interest expense, net	74,860	76,404

Income before income taxes	137,378	76,170

Provision for income taxes	51,496	29,706

Net income	$85,882	$46,464

Exhibit (3)

J.Crew Group, Inc.

Condensed Consolidated Pro Forma Statement of Operations

(in thousands, except percentages)

(unaudited)

	For the Period March 8, 2011 to October 29, 2011	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro forma First Nine Months Fiscal 2011
	(Successor)	(Predecessor)

Net sales:
Stores	$840,232	$86,474		$—	$926,706
Direct	331,218	43,642		—	374,860

Other	19,358	3,122		—	22,480

Total revenues	1,190,808	133,238		—	1,324,046

Cost of goods sold, including buying and occupancy costs	712,066	70,284	(a)	(29,300)	753,050

Gross profit	478,742	62,954		29,300	570,996
As a percent of revenues	40.2%	47.2%			43.1%

Selling, general and administrative expenses	415,748	79,736	(a)	(77,062)	418,422
As a percent of revenues	34.9%	59.8%			31.6%

Operating income (loss)	62,994	(16,782)		106,362	152,574
As a percent of revenues	5.3%	(12.6)%			11.5%

Interest expense, net	66,588	1,166	(b)	8,650	76,404

Income (loss) before income taxes	(3,594)	(17,948)		97,712	76,170

Provision (benefit) for income taxes	(856)	(1,798)	(c)	32,360	29,706

Net income (loss)	$(2,738)	$(16,150)		$65,352	$46,464

See notes to pro forma statement of operations

Notes to Pro Forma Statement of Operations

(a)	To give effect to the following adjustments:

(in thousands)	Adjustments

Amortization expense(1)	$813
Depreciation expense(2)	880
Sponsor monitoring fees(3)	700
Amortization of lease commitments, net(4)	1,865
Elimination of non-recurring charges(5)	(110,620)

Total pro forma adjustment	$(106,362)

Pro forma adjustment:
Recorded in cost of goods sold	$(29,300)
Recorded in selling, general and administrative expenses	(77,062)

Total pro forma adjustment	$(106,362)

(1)	To record five weeks of additional amortization expense of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record five weeks of additional depreciation expense of the step-up of property and equipment allocated on a straight-line basis over a weighted average remaining useful life of 8.2 years.
(3)	To record five weeks of additional expense (calculated as the greater of 40 basis points of annual revenues or $8 million) to be paid to the Sponsors in accordance with a management services agreement.
(4)	To record five weeks of additional amortization expense of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the acquisition and related transactions, including acquisition-related share based compensation, transaction costs, transaction-related litigation costs and recoveries, and amortization of the step-up in the carrying value of inventory.

(b)	To give effect to the following adjustments:

(in thousands)	Adjustments

Pro forma cash interest expense(1)	$69,203
Pro forma amortization of deferred financing costs(1)	7,201
Less recorded interest expense, net	(67,754)

Total pro forma adjustment to interest expense, net	$8,650

(1)	To record thirty-nine weeks of interest expense associated with borrowings under the term loan facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%.

(c)	To reflect our expected annual effective tax rate of approximately 39%.

Exhibit (4)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	October 27, 2012	January 28, 2012	October 29, 2011

Assets
Current assets:
Cash and cash equivalents	$195,675	$221,852	$142,714
Inventories	348,601	242,659	291,737
Prepaid expenses and other current assets	61,646	58,023	53,258
Prepaid income taxes	7,012	4,087	3,880

Total current assets	612,934	526,621	491,589

Property and equipment, net	321,797	264,572	258,815

Favorable lease commitments, net	38,070	48,930	52,271

Deferred financing costs, net	52,178	58,729	61,129

Intangible assets, net	977,968	985,322	987,773

Goodwill	1,686,915	1,686,915	1,686,429

Other assets	1,784	2,433	2,473

Total assets	$3,691,646	$3,573,522	$3,540,479

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$161,523	$158,116	$157,222
Other current liabilities	154,680	116,339	123,096
Interest payable	12,983	26,735	—
Deferred income taxes, net	—	—	5,678
Current portion of long-term debt	15,000	15,000	12,000

Total current liabilities	344,186	316,190	297,996

Long-term debt	1,570,000	1,579,000	1,585,000

Unfavorable lease commitments and deferred credits	65,840	53,700	46,839

Deferred income taxes, net	409,787	410,515	409,704

Other liabilities	37,896	37,065	33,264

Stockholders’ equity	1,263,937	1,177,052	1,167,676

Total liabilities and stockholders’ equity	$3,691,646	$3,573,522	$3,540,479

Exhibit (5)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the third quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011

Net income	$33.2	$21.6
Provision for income taxes	17.2	10.9
Interest expense, net	24.1	25.3
Depreciation and amortization	20.9	18.4

EBITDA	95.4	76.2

Share-based compensation	1.1	1.0
Amortization of inventory step-up	—	5.8
Amortization of lease commitments	0.2	2.2
Sponsor monitoring fees	2.2	2.2
Transaction-related litigation	—	(3.6)

Adjusted EBITDA	98.9	83.8

Taxes paid	(16.8)	(9.1)
Collection of refundable taxes	—	64.2
Interest paid	(30.9)	(30.6)
Changes in working capital	(31.1)	(27.3)

Cash flows from operating activities	20.1	81.0
Cash flows from investing activities	(34.0)	(25.0)
Cash flows from financing activities	(3.9)	(1.6)

Increase (decrease) in cash	(17.8)	54.4
Cash and cash equivalents, beginning	213.5	88.3

Cash and cash equivalents, ending	$195.7	$142.7

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (6)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the first nine months (which is presented on a pro forma basis last year) to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Nine Months Fiscal 2012	Pro forma First Nine Months Fiscal 2011

Net income	$85.9	$46.5
Provision for income taxes	51.5	29.7
Interest expense, net	74.9	76.4
Depreciation and amortization	59.7	52.3

EBITDA	272.0	204.9

Share-based compensation	3.2	3.2
Amortization of lease commitments	7.2	8.7
Sponsor monitoring fees	6.8	6.0

Adjusted EBITDA	289.2	222.8

Taxes paid	(56.2)	(18.1)
Collection of refundable taxes	—	64.2
Interest paid	(81.4)	(48.4)
Changes in working capital	(58.0)	(184.5)

Cash flows from operating activities	93.6	36.0
Cash flows from investing activities	(109.6)	(3,053.4)
Cash flows from financing activities	(10.2)	2,778.8

Decrease in cash	(26.2)	(238.6)
Cash and cash equivalents, beginning	221.9	381.3

Cash and cash equivalents, ending	$195.7	$142.7

Exhibit (7)

Actual and Projected Store Count and Square Footage

	Fiscal 2012
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	362	10	—	372
2nd Quarter(2)	372	6	(2)	376
3rd Quarter(2)	376	16	—	392
4th Quarter(3)	392	13	(3)	402

	Fiscal 2012
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,138,663	42,057	(1,811)	2,178,909
2nd Quarter(2)	2,178,909	38,575	(4,446)	2,213,038
3rd Quarter(2)	2,213,038	85,421	(327)	2,298,132
4th Quarter(3)	2,298,132	62,838	(22,910)	2,338,060

(1)	Actual and Projected number of stores to be opened or closed during fiscal 2012 by channel are as follows:

Q1	–	Two retail, one international retail, and seven Madewell stores.

Q2	–	Three retail, one international retail, one factory, and one Madewell store. Closed one crewcuts and one Madewell store.

Q3	–	Six retail, one international retail, four factory, one international factory, and four Madewell stores.

Q4	–	Three retail, one international retail, three factory, one international factory, and five Madewell stores. Closed three retail stores.

(2)	Reflects actual activity.
(3)	Reflects projected activity.